Contact: Clement B. Knapp, Jr. President (219) 836-5870	FOR IMMEDIATE RELEASE

July 27, 2005

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana- AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that earnings per share for the second quarter ended June 30, 2005 totaled $.43 per diluted share, compared to $.19 per diluted share reported for the quarter ended June 30, 2004. The increased earnings per share compared to last year resulted primarily from a gain on the sale of the Bank’s stock investment in its data processing servicer and an increase in unrealized gains on the Company’s trading portfolio, offset in part by a decrease in net interest income and higher non-interest expense. Net income for the current quarter totaled $438,000 compared to $192,000 reported in the year earlier period. Return on average equity and return on average assets were 12.71% and 1.09%, respectively, in the current quarter compared to 5.93% and .50% in last year’s comparable period.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.07 per share for the quarter ended June 30, 2005. The dividend will be payable on August 24, 2005 to the shareholders of record on August 10, 2005.

RESULTS FOR THE QUARTER ENDED JUNE 30, 2005

Net interest income for the current quarter totaled $1.12 million compared to $1.17 million for last year’s second quarter. The Bank’s net interest margin declined to 3.11% for the current quarter, compared to 3.42% in the June 30, 2004 quarter. The decline in the net interest margin was primarily due to an increase in the cost of interest bearing liabilities to 2.78% in the current quarter compared to 2.47% in last year’s second quarter. With the rise in short-term interest rates, deposit and borrowing costs are increasing faster than asset yields resulting in compressed net interest margins.

The average yield on interest-earning assets fell to 5.85% for the quarter ended June 30, 2005 compared to 5.88% reported for the prior year’s quarter. This slight decline is primarily attributable to a decline in the yield on loans receivable to 6.08% in the current quarter from 6.19% in the prior year’s quarter, due in part to the impact of increased amortization of premium on purchased loans. Mortgage rates appear to have stabilized at current levels as the yield on loans receivable has increased by 16 basis points over the prior three month period.

Non-interest income increased to $690,000 in the current quarter, compared to $228,000 reported in last year’s second quarter. The increase in non-interest income was primarily attributable to a $329,000 gain from the sale of stock in the Bank’s data processing provider as well as a $97,000 increase in income from trading account securities as the market prices of the Company’s portfolio of small thrift and community banks increased due primarily to a general improvement in financial institution stock prices. Deposit related fees increased by $30,000 due to the initiation of a NOW account overdraft service program during the current quarter. In addition, the Company also incurred a loss of $19,000 in the current quarter compared to a loss of $21,000 in the prior year’s quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company’s effective income tax rate.

Non-interest expense totaled $1.10 million in the current quarter compared to $1.06 million reported for the quarter ended June 30, 2004. The increase resulted primarily from increased staffing costs during the quarter of $33,000 due to increased compensation and benefit costs (primarily increased pension expense) and increased advertising of $11,000, meeting and convention expenses of $9,000 and miscellaneous receivable charge-offs of $15,000 offset by a reduction in occupancy and equipment expenses of $13,000 due to decreased depreciation charges and a decline in professional fees of $25,000.

The Company recorded a provision for loan losses of $34,000 during the quarter as compared to $63,000 during the prior year’s quarter. During the current quarter, the Bank recorded $213,000 of net loan charge-offs, including $147,000 of purchased commercial business loans and a $66,000 unsecured loan. The Bank’s general allowance for loan losses was $691,000 at June 30, 2005, which is equal to 44.6% of non-performing loans and .51% of net loans receivable.

Income tax expense totaled $233,000 in the current quarter, an effective tax rate of 34.7%, compared to $78,000 or an effective tax rate of 28.9% for the quarter ended June 30, 2004. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2005

Diluted earnings per share increased to $.57 for the six months ended June 30, 2005 compared to $.45 in the prior year period. For the six months ended June 30, 2005, net income totaled $582,000 compared to $457,000 for the comparable period last year. Return on average equity for the six months ended June 30, 2005 was 8.52% compared to 7.10% for the six months ended June 30, 2004.

Net interest income totaled $2.25 million for the six months ended June 30, 2005, compared to $2.28 million reported for the first six months of 2004. The net interest margin decreased to 3.17% in the current six month period compared to 3.40% a year ago. The net interest margin has declined between the periods due to the Company’s deposits and other borrowings repricing faster than asset yields as short-term interest rates have risen.

Non-interest income increased by $381,000 primarily due to a gain on the sale of stock in the Bank’s data processing provider in the amount of $329,000 as well as a $29,000 unrealized gain from trading account securities and $54,000 in increased fees and service charges, primarily in NOW account overdraft fees, offset by a $27,000 reduction in gain from the excess proceeds on a life insurance policy due to the death of one of the Company’s directors, which occurred in the prior year’s period. Non-interest expense increased by $34,000 due primarily to increases in compensation and benefits of $38,000 and data processing of $20,000 offset by a decrease in occupancy and equipment expenses of $26,000.

Loan loss provisions totaled $188,000 in the current period as compared to $89,000 in the year ago period. The current year period includes $105,000 of additional reserves established against three non-accrual loans during the first quarter of the year, which loans were charged-off during the most recent quarter.

BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $4.6 million to $161.7 million at June 30, 2005 from $157.1 million reported at December 31, 2004. The increase in assets during the six month period resulted from growth in loan balances, which totaled $134.4 million at June 30, 2005 compared to $129.3 million at December 31, 2004, an increase of $5.1 million. The growth in assets during the six month period was funded by an increase in deposit balances, which increased by $350,000 to $116.0 million at June 30, 2005 as well as a $3.9 million increase in borrowed money to $22.8 million from the FHLB of Indianapolis.

As of June 30, 2005, stockholders’ equity in AMB Financial Corp. totaled $13.8 million. The number of common shares outstanding at June 30, 2005 was 974,143 and the book value per common share outstanding was $14.13. The Bank’s tangible, core and risk-based capital percentages of 9.31%, 9.31%, and 15.95% respectively, at June 30, 2005 exceeded all regulatory requirements by a significant margin.

Non-performing assets decreased during the past three months, totaling $1.69 million or 1.04% of total assets at June 30, 2005 compared to $1.95 million or 1.22% of total assets at March 31, 2005. At December 31, 2004, non-performing assets totaled $1.61 million, or 1.02% of assets. The decrease in the most recent three-month period relates, in part, to the $213,000 of charge-offs discussed above. Included in non-performing assets at June 30, 2005 is $140,000 of real estate owned relating to two loans in which the Bank accepted a deed in lieu of foreclosure.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the Company, and (viii) the success of the Company’s workout programs for troubled assets.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of financial data are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	June. 30	Dec. 31
	2005	2004
	(Unaudited)
Total assets	161,654	157,094
Loans receivable, net	134,369	129,342
Mortgage-backed securities	1,992	2,286
Investment securities and interest bearing deposits	9,607	9,305
Deposits	116,009	115,659
Borrowed money	22,845	18,954
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	5,000	5,000
Stockholders' equity	13,766	13,409

Selected Operations Data (In Thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Total interest income	$2,103	2,003	4,109	3,958
Total interest expense	986	838	1,860	1,677
Net interest income	1,117	1,165	2,249	2,281
Provision for loan losses	34	63	188	89
Net interest income after provision for
loan losses	1,083	1,102	2,061	2,192
Non-interest income:
Fees and service charges	271	241	521	467
Rental Income	34	34	69	68
Gains (loss) on trading securities	32	(65)	6	(23)
Loss from investment in joint venture	(19)	(21)	(42)	(43)
Gain on sale of other assets	329	-	329	-
Increase in cash surrrender value of life insurance	30	34	60	73
Gain from life insurance proceeds	-	-	-	27
Other operating income	13	5	18	11
Total non-interest income:	690	228	961	580
Non-interest expense:
Staffing cost	574	541	1,130	1,092
Advertising	46	35	71	85
Occupancy and equipment costs	93	106	200	226
Data processing	147	138	294	274
Professional fees	47	72	107	119
Other	195	168	365	337
Total non-interest expense	1,102	1,060	2,167	2,133
Net income before income taxes	671	270	855	639
Provision for federal & state income taxes	233	78	273	182
Net income	$438	192	582	457

Earnings per share
Basic	$0.46	$0.20	$0.61	$0.49
Diluted	$0.43	$0.19	$0.57	$0.45

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
Performance Ratios:
Return on average assets	1.09%	0.50%	0.74%	0.61%
Return on average equity	12.71	5.93	8.52	7.10
Interest rate spread information:
Average during period	3.07	3.42	3.14	3.40
End of period	2.92	3.12	2.92	3.12
Net interest margin	3.11	3.42	3.17	3.40
Efficiency ratio	74.56	76.10	75.21	75.27
Ratio of operating expense to average total assets	2.75	2.76	2.74	2.83
Ratio of average interest earning assets to average
interest-bearing liabilities:	1.01x	1.00x	1.01x	1.00x
Weighted average common shares outstanding:
Basic	961,592	945,186	961,056	936,017
Diluted	1,018,603	1,025,473	1,019,345	1,015,192

	At	At
	June.30	Dec.31
	2005	2004
Quality Ratios:	(Unaudited)	(Unaudited)
Non-performing assets to total assets at end of
period	1.04%	1.02
Allowance for loan losses to non-performing
loans	44.62	44.50
Allowance for loan losses to loans receivable, net	0.51	0.55

Capital Ratios:
Equity to total assets at end of period	8.52	8.54
Average equity to average assets	8.64	8.56

Other Data:
Number of full service offices	3	3